EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement"), dated as of this 30th day of December 2004 ("Effective Date"), by and among Pacific Magtron International Corp., a Nevada corporation ("PMIC"), Encompass Group Affiliates, Inc., a Delaware corporation ("Encompass"), and Advanced Communications Technologies, Inc., a Florida corporation ("ACT"), and Hui Cynthia Lee, an individual whose address is _______________________________ ("Executive"). For purposes hereof, the terms PMIC, Encompass and ACT shall include each of their respective subsidiaries and PMIC, Encompass and ACT shall be referred to collectively herein as the ("Company").

                                   WITNESSETH

      WHEREAS, Executive presently serves as a Director and as Secretary of PMIC and is a shareholder of PMIC;

      WHEREAS, ACT, Executive and certain other shareholders of PMIC have entered into a Stock Purchase Agreement, pursuant to which ACT will purchase all of the shares of common stock of PMIC owned by Executive and each such other shareholder (the "Stock Purchase"); and

      WHEREAS, it is a condition to the Stock Purchase that Executive enter into this Agreement with the Company effective as of the Effective Date.

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment. PMIC hereby employs Executive, and Executive hereby accepts employment with PMIC, as Senior Vice President, or such other senior executive position as may be determined by the Board of Directors of PMIC (the "Board") from time to time during the Employment Period (as defined below). For purposes of this Agreement, "senior executive position" shall mean a position of Vice President or a more senior position.

      2. Term; Renewal. The term of this Agreement shall commence on the Effective Date and expire on the second anniversary thereof (the "Employment Period"), unless earlier terminated in accordance with its terms; provided, however, that the Employment Period may, by written agreement between the parties hereto, be extended for an additional one-year period.

      3. Employment and Duties.

            3.1 Duties and Responsibilities.

                  (a) Executive's area of responsibility during the Employment Period shall be that of Senior Vice President of PMIC. Executive shall directly report to the Chief Executive Officer of PMIC (the "PMIC CEO"), or such other senior executive officer of ACT or Encompass, as determined from time to time by the Board or the PMIC CEO. The services to be rendered by Executive pursuant to this Agreement shall consist of such services as defined and directed by the Board or the PMIC CEO.


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                  (b) During the Employment Period, Executive shall serve the
Company faithfully and to the best of her ability; shall devote her entire working time, attention, energy and skill to her employment and the benefit and business of the Company; and shall use her best efforts, skills and ability to promote the Company's interests and to perform such duties as from time to time may be reasonably assigned to her and are consistent with her titles and positions with the Company.

                  (c) During the Employment Period, in addition to any other duties or responsibilities the Company may give to Executive consistent with
Section 1, Executive shall subject to Section 3.2 below be required to sign, and shall sign, all certifications and such other documents or instruments requested by the Board, the Chief Executive Officer of ACT, the Chief Executive Officer of Encompass, or the PMIC CEO in connection with PMIC's and/or ACT's obligations under or to (i) the Securities and Exchange Commission, (ii) any exchange or association on which the Company's shares of capital stock are listed, (iii) any federal, state or local authority, and/or (iv) any other governmental, quasi-governmental or non-governmental entity or organization (foreign or domestic) that regulates or has authority over PMIC and/or ACT. In addition, in the event Executive, in her current position or in any position Executive accepts in the future, becomes obligated to sign certifications and such other documents or instruments as may be required by the rules and regulations promulgated by any of (i) through (iv) above, Executive shall, subject to
Section 3.2 below, sign all such certifications and other documents or instruments as required thereby.

            3.2 Observance of Rules and Regulations. Executive agrees to observe and comply with all applicable laws and regulations, as well as the rules and regulations of the Company with respect to the performance of her duties.

      4. Compensation; Benefits and Expenses.

            4.1 Base Salary. As compensation for the services to be rendered hereunder, during the Employment Period, the Company shall pay to Executive a minimum annual base salary (the "Base Salary") of $120,000.00. The Base Salary shall be payable in accordance with usual payroll practices of the Company. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "PMIC Compensation Committee") during the Employment Period and may be increased, but not decreased, from time to time by the PMIC Compensation Committee in its sole discretion.

            4.2 Bonus.

                  (a) Within thirty (30) days after the Effective Date, Executive shall receive a signing bonus in the amount of $225,000.

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                  (b) Immediately following each fiscal year, PMIC shall set aside for the payment of PMIC executive bonuses, an amount equal to ten percent (10%) of net income of PMIC during such fiscal year (the "PMIC Bonus Pool"). For each fiscal year or portion thereof after the Effective Date and during the Employment Period, PMIC shall pay to Executive an annual performance bonus, in cash, equal to a portion of the PMIC Bonus Pool, as determined by the PMIC Compensation Committee, in its sole discretion (the "PMIC Performance Bonus").

For purposes hereof, "net income" shall mean, with respect to PMIC, for any fiscal year, the net income (loss) of PMIC for such fiscal year, determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that there shall be excluded from net income (a) the net income (loss) of any person in which PMIC has a joint interest with a third party, except to the extent such net income is actually paid to PMIC by dividend or other distribution during such fiscal year, (b) the net income (or loss) of any person accrued prior to the date it becomes a subsidiary of PMIC or is merged into or becomes consolidated with PMIC or its assets are purchased by PMIC, and (c) the net income (if positive) of any subsidiary of PMIC to the extent that the declaration or payment of dividends or similar distributions of such net income by such subsidiary (i) is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order statute, rule or governmental regulation or (ii) would be subject to any taxes payable on such dividends or distributions.

                  (c) In addition to the PMIC Performance Bonus, Executive may receive, and ACT may grant to Executive, restricted shares of common stock of ACT, with a vesting schedule and other terms established by the Compensation Committee of the Board of Directors of ACT (the "ACT Compensation Committee"), in its sole discretion (the "Incentive Bonus").

                  (d) Executive acknowledges that the amount of the PMIC Performance Bonus and the amount of the Incentive Bonus shall at all times be determined by the PMIC Compensation Committee and the ACT Compensation Committee, respectively, in their respective sole discretion. PMIC shall pay each of the Performance Bonus and the Incentive Bonus to Executive within thirty
(30) days after the Company's audited results for the applicable fiscal year are delivered to the Company.

            4.3 Earn-Out.

                  (a) Earn-Out Shares. In the event Pacific Magtron, Inc. ("PMI"), Pacific Magtron (GA), Inc. ("PMI-GA"), and LiveWarehouse, Inc. ("LW") achieve the Milestones (as defined in Section 4.3 below) for any year during the two (2) year period commencing January 1, 2005 and expiring December 31, 2006, Executive shall have the right to receive on March 31 of the immediately following calendar year, the applicable ratable portion of 33,333,333 shares of restricted common stock of ACT (priced at $.01 per share, or $333,333 in the aggregate), to be earned at the end of each such year at the rate of 50% for

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each year (the "Shares"); provided, that in the event the Milestones are not achieved in any year, except as provided below, such ratable portion of Shares shall be forfeited entirely, without any ability to re-earn such Shares in a future year; provided further, that in the event Executive's employment with PMIC is terminated for "cause" by PMIC (as contemplated by Section 6.1 of this Agreement) prior to the expiration of the initial Employment Period, all of the Shares earned or to be earned by Executive shall be forfeited. In the event that Executive's employment with PMIC is terminated prior to the expiration of the initial Employment Period for any reason other than "cause," Executive shall be permitted to receive the Shares earned by her prior to such termination, but shall in no event be entitled to receive Shares to be earned after the Termination Date (as defined in Section 6.1 below). Notwithstanding the foregoing, the number of Shares and the price per Share shall be adjusted accordingly for stock splits, reverse stock splits and other recapitalizations effected by ACT, so that Executive retains the right to receive, after accounting for such adjustment, the same percentage of ACT's outstanding shares of Common Stock as Executive would have had the right to receive had such adjustment not been so effected.

Upon earning the Shares at the end of each year, if applicable, the Shares will be placed in escrow with a mutually agreeable escrow agent to be held and released in accordance with the terms of an escrow agreement in substantially the form of Exhibit "A" hereto; provided, however, that in the event that the employment of Executive is terminated by PMIC prior to the expiration of the initial Employment Period without cause (as contemplated by Section 6.2 of this Agreement), Executive terminates this Agreement for Good Reason (as contemplated by Section 6.3 of this Agreement), or this Agreement is terminated due to Executive's death or Disability (as defined below), Executive shall receive any Shares earned by her no later than the later of (a) the immediately following March 31 or (b) thirty (30) days after the Termination Date. Upon release from escrow, the Shares will include piggyback registration rights, subject to customary underwriters' cutbacks.

Upon receipt of the Shares, Executive will acquire the Shares for her own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Executive is an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended. Executive acknowledges that Executive has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such personal knowledge of the Company's affairs, Executive has asked such questions and received answers to the full satisfaction of Executive. Executive understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness of suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

Notwithstanding the foregoing, in the event that the Milestones are not achieved in a given year, the Board of Directors of ACT shall have the right, in its sole and absolute discretion, to grant to Executive all or a portion of the Shares that could have been earned by Executive during such year.

                  (b) Milestones. Revenue and EBITDA (earnings before interest, depreciation, taxes and amortization) herein shall be defined according to generally accepted accounting principles and no allocation from PMIC, ACT or Encompass overhead shall be included in the calculation of EBITDA. The Milestones for the combined Revenues and EBITDA of PMI, PMI-GA and LW are:

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           Calendar Year End         Revenues       EBITDA
           -----------------         --------       ------
           December 31, 2005         $70,000,000   $490,000
           December 31, 2006         $82,000,000   $738,000

      Notwithstanding anything contained herein to the contrary, the determination of the Milestones shall be based on unaudited pro forma financial statements of PMI, PMI-GA and LW, prepared by the management of PMIC and approved by Executive, the Chief Executive Officer of ACT and the ACT Compensation Committee.

            4.4 Other Benefits. Executive shall also be eligible to participate in any life and health insurance programs and any incentive, savings and retirement plans that the Company makes available to all of its executives of similar seniority. Executive shall also be eligible to receive discretionary performance based bonuses as approved and authorized by the ACT Compensation Committee, including any incentive stock programs approved by ACT's shareholders.

            4.5 Business Expenses. Executive will be reimbursed, in accordance with the Company's expense reimbursement policy, for business expenses that have been pre-approved by the Board or the PMIC CEO upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service requirements for such expenses.

            4.6 Vacation. Executive shall be entitled to take up to four (4) weeks of vacation per calendar year, which shall be taken in accordance with the Company's vacation policy in effect from time to time for executives of comparable seniority.

      5. No Competitive Activities; Confidentiality; Invention

            5.1 General Restriction. During the Employment Period and for a period of two (2) years thereafter (the "Restricted Period"), Executive covenants and agrees that, except on behalf of the Company, she will not, directly or indirectly:

                  (a) Competing Business. Own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any individual or business that is involved in business activities that are the same as, similar to or in competition with, directly or indirectly, any business activities conducted, or actively being planned, by Encompass and/or PMIC during the Restricted Period anywhere in the United States and Canada (it being acknowledged that Encompass' and/or PMIC's businesses are international in scope). The ownership of less than one percent (1%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

                  (b) Soliciting Customers. Attempt in any manner to contact or solicit any individual, firm, corporation or other entity (i) that is or has been, a customer of Encompass and/or PMIC at any time during the Restricted Period, (ii) to which a proposal has been made by Encompass and/or PMIC during the Restricted Period or (iii) appearing on Encompass' and/or PMIC's new business target list on the date of Executive's termination (as such list has been prepared and maintained in accordance with Encompass' and/or PMIC's past practice), for the purpose of providing services or products similar to the services and products provided by Encompass and/or PMIC, or engaging in any activity which could be, directly or indirectly, competitive with the business of Encompass and/or PMIC.

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                  (c) Interfering with Other Relations. Persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with Encompass and/or PMIC to discontinue or reduce its business with Encompass and/or PMIC or otherwise interfere in any way with the business relationships and activities of Encompass and/or PMIC.

                  (d) Employees. Attempt in any manner to solicit any individual, who is at the time of such attempted solicitation, or was at any time during the one (1) year period preceding the termination of Executive's employment, an employee or consultant of Encompass and/or PMIC, to terminate his or her employment or relationship with Encompass and/or PMIC, or engage such individual, as an employee or consultant. Cooperate with any other person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to Encompass and/or PMIC to terminate his or her employment or business relationship with Encompass and/or PMIC, or to become employed as an employee or retained as a consultant by any person other than Encompass and/or PMIC.

In the event of a voluntary or involuntary filing under Chapter 7 of the United States Bankruptcy Code by PMIC and Encompass that is not dismissed within ninety
(90) days, Executive shall no longer be bound by the restrictions contained in this Section 5.1.

            5.2 Confidentiality Agreement. Executive shall not, either during the Employment Period or at any time thereafter, use or disclose to any third person any Confidential Information (as defined below) of the Company, other than at the direction of the Company, or pursuant to a court order or subpoena, provided that Executive will give notice of such court order or subpoena to the Company prior to such disclosure. Upon the termination of Executive's employment with the Company for any reason, Executive shall return any notes, records, charts, formulae or other materials (whether in hard copy or computer readable form) containing Confidential Information (as defined below), and will not make or retain any copies of such materials. Without limiting the generality of the foregoing, the parties acknowledge that the Company from time to time may be subject to agreements with its customers, suppliers or licensors to maintain the confidence of such other persons' confidential information. The terms of such agreements may require that the Company's employees, including Executive, be bound by such agreements, and Executive shall be deemed so bound upon notice to her of the terms of such agreements. The term "Confidential Information" as used herein shall mean any confidential or proprietary information of the Company whether of a technical, engineering, operational, financial or economic nature, including, without limitation, all prices, discounts, terms and conditions of sale, trade secrets, know-how, customers, inventions, business affairs or practices, systems, products, product specifications, designs, plans, manufacturing and other processes, data, ideas, details and other information of

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the Company. Confidential Information shall not include information which can be proven by Executive to have been developed by her own work as of the Effective Date completely independent of its disclosure by the Company or which is in the public domain, provided such information did not become available to the general public as a result of Executive's breach of this Section 5.2.

            5.3 Disclosure of Innovations. Executive shall make prompt and full written disclosure to the Company and solely the Company of all writings, inventions, processes, methods, plans, developments, improvements, procedures, techniques and other innovations of any kind that Executive may make, develop or reduce to practice, alone or jointly with others, at any time during the Employment Period, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, "Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, formulas, tools, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software. The written disclosures provided for herein shall be made to the PMIC CEO or the Board.

            5.4 Assignment of Ownership of Innovations. All Innovations shall be the sole and exclusive property of the Company. Executive hereby assigns all rights, title or interest in and to the Innovations to the Company. At the Company's request and expense, during the Employment Period and at any time thereafter, Executive will assist and cooperate with the Company in all respects and will execute documents and give testimony to obtain, maintain, perfect and enforce for the Company any and all patent, copyright, trademark, trade secret and other legal protections for the Innovations.

            5.5 Remedies. Executive acknowledges that the restrictions contained in the foregoing Sections 5.1 through 5.4, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that the legal remedies for a breach of any of the provisions of this Section 5 will be inadequate and that such provisions may be enforced by restraining order, injunction, specific performance or other equitable relief. Such equitable remedies shall be cumulative and in addition to any other remedies which the injured party or parties may have under applicable law, equity, this Agreement or otherwise. Executive shall not, in any action or proceeding to enforce any of the provisions of this Section 5, assert the claim or defense that an adequate remedy at law exists. The prevailing party shall be entitled to recover its legal fees and expenses in any action or proceeding for breach of this Section 5.

            5.6 Company Property. All Confidential Information; all Innovations; and all correspondence, files, documents, advertising, sales, manufacturers' and other materials or articles or other information of any kind, in any media, form or format furnished to Executive by the Company, which may not deemed confidential, shall be and remain the sole property of the Company ("Company Property"). Upon termination of Executive's employment or at the Company's request, whichever is earlier, Executive shall immediately deliver to the Company all such Company Property.

            5.7 Public Policy/Severability. The parties do not wish to impose any undue or unnecessary hardship upon Executive following her departure from employment with PMIC and/or Encompass, as the case may be. The parties have

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attempted to limit the provisions of this Section 5 to achieve such a result, and the parties expressly intend that all provisions of this Section 5 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this Section 5 shall be found not to be reasonably necessary for the protection of the Company, to be unreasonable as to duration, scope or nature of restrictions, or to impose an undue hardship on Executive, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this Section 5 invalid, the remaining provisions of this Section 5 shall nonetheless remain valid and enforceable.

      6. Termination.

            6.1 Termination For Cause. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated immediately for "cause," at which time the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unearned Shares) shall immediately cease, other than payment to Executive of Base Salary accrued, and reimbursement of expenses incurred in accordance with
Section 4.5, prior to the effective date of termination of this Agreement (the "Termination Date"). As used herein and throughout this Agreement, the term "cause" shall mean (i) any act or omission by Executive that constitutes malfeasance or misfeasance in the course of Executive's duties hereunder, or in the objectively reasonable judgment of the Chief Executive Officer of ACT, the Board of Directors of ACT, the Board or the PMIC CEO, Executive has been grossly negligent (including habitual neglect of duties), incompetent or insubordinate in carrying out her duties hereunder, (ii) a material breach of this Agreement by Executive that is not cured within twenty (20) days of receipt of written notice thereof, (iii) Executive's breach of a fiduciary duty owed to PMIC or its affiliates, or (iv) Executive's conviction of, or pleading nolo contendere to, a criminal offense or crime constituting a misdemeanor or felony, or conviction in respect to any act involving fraud, dishonesty or moral turpitude (other than minor traffic infractions or similar minor offenses).

            6.2 Termination without Cause.

                  (a) Without Cause. This Agreement may be terminated by PMIC without cause and for any reason or no reason prior to the expiration of the Employment Period upon thirty (30) days' prior written notice from PMIC to the Executive.

                  (b) Severance. In the event that PMIC terminates Executive's employment without cause, PMIC shall pay to Executive (i) Base Salary accrued, Shares earned in accordance with Section 4.3, and expenses incurred in accordance with Section 4.5, prior to the Termination Date, (ii) any unpaid bonus owed to Executive for a prior fiscal year, (iii) other benefits earned by Executive in accordance with Section 4.4 ((i), (ii) and (iii), collectively, the

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"Accrued Payments"), which Accrued Payments shall be paid to Executive in accordance with Section 4.1, Section 4.2, Section 4.3 and Section 4.5, as applicable, (iv) any accrued vacation under Section 4.6, and (v) an additional amount of Base Salary which would have been payable to Executive during the six
(6) month period immediately following the Termination Date (the "Severance Payment"), which Severance Payment shall be payable in cash to Executive in equal monthly installments on the first business day of each calendar month during the six (6) month period immediately following the Termination Date. Except as provided in the preceding sentence, the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unearned Shares) shall immediately cease.

            6.3 Termination for Good Reason.

                  (a) Good Reason. Executive may terminate this Agreement for Good Reason at any time within ninety (90) days after the Executive first has actual knowledge of the occurrence of such Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (i) the assignment to Executive of any duties that are not consistent with the duties set forth in Sections 1 and 3 of this Agreement or any other action by the Company that results in a material diminution in any of the Executive's positions with the Company or in the Executive's authority, duties or responsibilities and to which Executive has not consented (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive); (ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement provided such failure is for an amount in excess of $10,000 and not cured within five (5) days after receipt of notice thereof given by Executive or is an isolated, insubstantial and inadvertent failure which is not remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive; (iii) the Company's requiring Executive, without Executive's consent and full agreement, to be based at any office other than at PMIC's headquarters located in Milpitas, California; and (iv) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Encompass, ACT or PMIC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) Severance. In the event that Executive terminates this Agreement for Good Reason, the Company shall pay to Executive the Severance Payment in accordance with Section 6.2(b) of this Agreement. Except as provided in the preceding sentence, the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unearned Shares) shall immediately cease.


            6.4 Termination of Other Positions. Upon the Termination Date, Executive hereby resigns as Senior Vice President of PMIC and from any and all other positions as officer and/or director Executive may then hold with the Company, and as fiduciary of any benefit plan of the Company. Executive shall promptly execute any further documentation as requested by PMIC and, if Executive is to receive any payments from PMIC, execution of such further documentation shall be a condition thereof.

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      7. Disability or Death.

            7.1 Disability. If, during the Employment Period, Executive becomes disabled or incapacitated as determined under PMIC's Long Term Disability Policy ("Permanently Disabled"), the Company shall have the right at any time thereafter (but in no event less than 120 days after the event causing such disability or incapacity), so long as Executive is then still Permanently Disabled, to terminate this Agreement upon thirty (30) days' prior written notice to Executive. In the event PMIC does not have a Long Term Disability Policy at the time of the event causing the Executive to become Permanently Disabled, "Permanently Disabled" shall mean Executive's inability to fully perform her duties and responsibilities hereunder to the full extent required by PMIC by reason of illness, injury or incapacity for 120 consecutive days or for more than six (6) months during any twelve (12) month period. If PMIC elects to terminate this Agreement in the event that Executive becomes Permanently Disabled, the Company shall have no further obligations or liabilities to Executive, whether under this Agreement or otherwise (including, but not limited to, unearned Shares), other than payment to Executive of the Accrued Payments, which Accrued Payments shall be paid to Executive in accordance with Section 4.1, Section 4.2, Section 4.4 and Section 4.5, as applicable.

            7.2 Death. If Executive dies during the Employment Period, this Agreement shall automatically terminate as of the date of Executive's death, and the Company shall have no further obligations or liabilities to Executive, whether under this Agreement or otherwise (including, but not limited to, unearned Shares), other than payment by PMIC to Executive's estate of the Accrued Payments, which Accrued Payments shall be paid to Executive in accordance with Section 4.1, Section 4.2, Section 4.3 and Section 4.5, as applicable.

      8. Dispute Resolution. If there shall be any dispute between the Company and Executive (i) in the event of any termination of Executive's employment by the Company, or (ii) otherwise arising out of this Agreement, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit B attached to this Agreement, the provisions of which are incorporated as a part of this Agreement, and the parties of this Agreement agree that such dispute resolution procedures will be the exclusive method for resolution of disputes under this Agreement; provided, however, that (a) the Company or Executive may seek preliminary judicial relief if, in such party's judgment, such action is necessary to avoid irreparable injury during the pendency of such procedures, and (b) nothing in Exhibit B will prevent either party from exercising the rights of termination set forth in this Agreement. IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, THE COMPANY AND EXECUTIVE AGREE TO WAIVE COURT OR JURY TRIAL.

      9. Indemnification. Each of the Company and Executive shall indemnify the other for any losses, damages, liabilities, judgments, claims, costs, penalties and expenses incurred by such other party (including, without limitation, costs and reasonable attorneys' fees and costs), resulting from the indemnifying party's failure to perform any of their respective obligations contained in this Agreement.

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      10. Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to its or any other jurisdiction's conflict of laws principles. Any action to enforce any term hereof shall be brought exclusively within the state or federal courts of Delaware to which jurisdiction and venue all parties hereby submit themselves.

      11. Binding Effect. Except as otherwise herein expressly provided, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

      12. Assignment. Any assignee of the Company shall have the right to enforce the restrictive covenants set forth in this Agreement, and the Company shall have the right to assign this Agreement, including the right to enforce such covenants to any successor or assign of the Company. Executive shall not assign this Agreement or her rights and respective obligations hereunder.

      13. Notices. All notices, designations, consents, offers, acceptances, waivers or any other communication provided for herein, or required hereunder, shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, overnight courier, or delivered by hand or confirmed facsimile transmission to (i) Executive at her last known address on the books of PMIC or (ii) PMIC at its principal place of business.

      14. Additional Documents. Each of the parties hereto agrees to execute and deliver, without cost or expense to any other party, any and all such further instruments or documents and to take any and all such further action reasonably requested by such other of the parties hereto as may be necessary or convenient in order to effectuate this Agreement and the intents and purposes thereof.

      15. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and such counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed originals.

      16. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties and supersedes any and all prior agreements, discussions, negotiations, commitments and understandings among the parties hereto with respect to the subject matter hereof, including, without limitation, that certain expired Letter of Intent, dated May 18, 2004, by and among Executive, the Company and the other parties named therein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties concerning the subject matter hereto, which are not fully expressed herein or in any supplemental written agreements of even or subsequent date hereof.

      17. Severability. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      18. Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

      19. Contract Headings. All headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

      20. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      21. Representation of Executive. Executive, with the full knowledge that the Company is relying thereon, represents and warrants that she has not made any commitment inconsistent with the provisions hereof and that she is not under any disability which would prevent him from entering into this Agreement and performing all of her obligations hereunder.

      22. Joint Participation in Drafting. Each party to this Agreement participated in the drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                  PACIFIC MAGTRON INTERNATIONAL CORP.,
                                  a Nevada corporation


                                  By: /s/ Martin Nielson
                                      ------------------------------------------
                                        Name:  Martin Nielson
                                        Title:  Chief Executive Officer

                                  ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.


                                  By: /s/ Wayne I. Danson
                                      ------------------------------------------
                                        Name:  Wayne I. Danson
                                        Title:  President


                                  ENCOMPASS GROUP AFFILIATES, INC., a
                                  Delaware corporation


                                  By: /s/ Martin Nielson
                                      ------------------------------------------
                                        Name:  Martin Nielson
                                        Title:  Chief Executive Officer


                                  EXECUTIVE:


                                  /s/ Hui Cynthia Lee
                                  ----------------------------------------------
                                  HUI CYNTHIA LEE

                                    EXHIBIT A

                          DISPUTE RESOLUTION PROCEDURES

      1. If a controversy arises that is covered by Section 8 of the Agreement, then not later than twelve (12) months from the date of the event that is the subject of dispute Executive or the Company may serve on the other a written notice specifying the existence of such controversy and setting forth in reasonably specific detail the grounds of the notice ("Notice of Controversy"); provided that, in any event, the other party will have at least thirty (30) days from and after the date of the Notice of Controversy to serve a written notice of any counterclaim ("Notice of Counterclaim"). The Notice of Counterclaim will specify the claim or claims in reasonably specific detail. If the Notice of Controversy or the Notice of Counterclaim, as the case may be, is not served within the applicable period, the claim set forth therein will be deemed to have been waived, abandoned and rendered unenforceable.

      2. For a three (3) week period following receipt of the Notice of Controversy or the Notice of Counterclaim, as the case may be, the parties will make a good faith effort to resolve the dispute through negotiation ("Period of Negotiation"). Neither party will take any action during the Period of Negotiation to initiate arbitration proceedings.

      3. If the parties agree during the Period of Negotiation to mediate the dispute, then the Period of Negotiation will be extended by an amount of time to be agreed upon by the parties to permit such mediation. In no event, however, may the Period of Negotiation be extended by more than five weeks or, stated differently, in no event may the Period of Negotiation be extended to encompass more than a total of eight weeks.

      4. If the parties agree to mediate the dispute but are thereafter unable to agree within a week on the format and procedures for the mediation, then the effort to mediate will cease, and the period of Negotiation will terminate four weeks from the Notice of Controversy or the Notice of Counterclaim, as the case may be.

      5. Following the termination of the Period of Negotiation, the dispute, including the main claim and counterclaim, if any, will be settled by arbitration, governed by the Federal Arbitration Act, 9 U.S.C. ss.1 et seq. ("FAA"), and judgment upon the award may be entered in any court having jurisdiction. The format and procedures of the arbitration are set forth below (referred to below as the "Arbitration Agreement").

      6. A notice of intention to arbitrate ("Notice of Arbitration") will be served within forty-five (45) days of the termination of the Period of Negotiation. If the Notice of Arbitration is not served within this period, the claim set forth in the Notice of Controversy or the Notice of Counterclaim, as the case may be, will be deemed to have been waived, abandoned and rendered unenforceable.

      7. The arbitration, including the Notice of Arbitration, will be governed by the Commercial Rules of the American Arbitration Association ("AAA") in effect on the date of the Notice of Arbitration, except that the terms of this Arbitration Agreement will control in the event of any difference or conflict between such Rules and the terms of this Arbitration Agreement.

      8. The arbitrator will reach a decision on the merits on the basis of applicable legal principles as embodied in the law of the State of Delaware. The arbitration hearing will take place in Delaware.

      9. There will be one arbitrator, regardless of the amount in controversy. The arbitrator selected, in order to be eligible to serve, will be a lawyer in Delaware with at least fifteen (15) years experience specializing in either general commercial litigation or general corporate and commercial matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, the AAA will appoint the arbitrator who will meet the foregoing criteria.

      10. At the time of appointment and as a condition of the appointment, the arbitrator will be apprised of the time limitations and other provisions of this Arbitration Agreement and will indicate such dispute resolver's agreement to the Tribunal Administrator to comply with such provisions and time limitations.

      11. During the thirty (30) day period following appointment of the arbitrator, either party may serve on the other a request for limited numbers of documents directly related to the dispute. Such documents will be produced within seven (7) days of the request.

      12. Following the thirty-day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no deposition will exceed three (3) hours of direct testimony.

      13. Disputes as to discovery or prehearing matters of a procedural nature will be promptly submitted to the arbitrator pursuant to telephone conference call or otherwise. The arbitrator will make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter.

      14. Following the period of depositions, the arbitration hearing will promptly commence. The arbitrator will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion.

      15. An award will be rendered, at the latest, within nine (9) months of the date of the Notice of Arbitration and within thirty (30) days of the close of the arbitration hearing. The award will set forth the grounds for the decision (findings of fact and conclusions of law) in reasonably specific detail. The award will be final and nonappealable except as provided in the FAA and except that a court of competent jurisdiction will have the power to review whether, as a matter of law, based upon the findings of fact by the arbitrator, the award should be confirmed or should be modified or vacated in order to correct any errors of law made by the arbitrator. Such judicial review will be limited to issues of law, and the parties agree that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be relied upon by the court in determining the extent to which the award should be confirmed, modified or vacated.

      Except for consequential damages arising from Executive's breach of
Section 5 of the Agreement, which shall not be limited, the award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential, statutory or other) are included, the award will be vacated and remanded, or modified or corrected, as appropriate to promote this damage limitation.


      Notwithstanding the foregoing, nothing contained herein shall limit the Company's ability to seek a permanent injunction for Executive's breach of
Section 5 of the Agreement.

                                       3